TOUCHSTONE ETF TRUST
INVESTMENT ADVISORY CONTRACT

This investment advisory contract (the “Contract”) is made this 1st day of July, 2022, between Touchstone Advisors, Inc., an Ohio corporation (the “Advisor”), and Touchstone ETF Trust, a Delaware statutory trust (the “Trust”) created pursuant to an Agreement and Declaration of Trust dated February 1, 2022.
WHEREAS, the Trust is an open-end Investment Management company as that term is defined in the Investment Company Act of 1940, as amended (the “1940 Act”), and is registered as such with the Securities and Exchange Commission (the “SEC”);
WHEREAS, the Advisor is engaged in the business of rendering investment advisory and management services and is registered as an investment adviser under the Investment Advisers Act of 1940, as amended (the “Advisers Act”);
WHEREAS, the Trust is authorized to issue shares of beneficial interest in separate series with each such series representing interests in a separate portfolio of securities and other assets;
WHEREAS, the Trust offers shares representing interests in each of the separate series listed on Schedule A attached hereto, as may be amended from time to time to add and remove series (each, a “Fund” and collectively, the “Funds”);
WHEREAS, the Trust desires to appoint the Advisor to serve as the investment adviser with respect to each of the Funds; and
WHEREAS the Advisor is willing to provide management and investment advisory services to the Funds on the terms and conditions hereinafter set forth.
NOW, THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows:
    1.    Appointment.
The Trust hereby appoints the Advisor as investment adviser for each of the Funds, which executes an exhibit to this Contract, and the Advisor accepts the appointments. Subject to the direction of the Board of Trustees of the Trust (the “Trustees”) and the terms of this Contract, the Advisor shall provide investment research and supervision of the investments of the Funds and conduct (or engage one or more investment sub-advisers (“Subadvisors”) to conduct) a continuous program of investment evaluation and of appropriate sale or other disposition and reinvestment of each Fund’s assets.
    2.    Services to be Provided by the Advisor.
(a) Management Services. The Advisor shall perform, or arrange for the performance of, the management and other related services necessary for the operation of each Fund. The Advisor shall provide the Funds with office space, facilities, equipment and necessary personnel and such other services as the Advisor, subject to review by the Board, from time to time shall determine to be necessary or useful to perform its obligations under this Agreement. The Advisor, also on behalf of the Funds, shall conduct relationships with custodians, depositories, transfer agents, administrators, pricing agents, dividend disbursing agents, other shareholder servicing agents, accountants, attorneys, underwriters, brokers and dealers, futures commissions merchants (“FCMs”), corporate fiduciaries, insurers, banks and such other persons in any such other capacity deemed to be necessary or desirable. The Advisor shall prepare or participate in the preparation of Board materials, registration statements, proxy statements and reports and other communications to shareholders. The Advisor generally shall maintain, or cause to be maintained each Fund’s compliance with investment policies and restrictions as set forth in filings made by the Fund under the federal securities laws. The Advisor shall maintain books and records with respect to the Trust’s securities transactions and shall render to the Board such periodic and special reports as the Board may reasonably request. The Advisor shall make reports to the Trustees of its performance of obligations hereunder and shall furnish advice and recommendations with respect to such other aspects of the business and affairs of the Funds as it shall determine to be desirable.
Notwithstanding the foregoing, the Advisor shall not be deemed to have assumed any duties with respect to, and shall not be responsible for, the distribution of the shares of any Fund, nor shall the Advisor be deemed under this Agreement to have assumed or have any responsibility with respect to functions specifically assumed by any administrator, transfer agent, fund accounting agent, custodian, shareholder servicing agent or other agent, in each case retained by the Trust to perform such functions.
(b) Investment Advisory Services. Subject to the supervision, direction and approval of the Trustees and the terms of the Contract and in a manner consistent with each Fund’s investment objectives and policies as stated in its Prospectus and Statement of Additional Information (“SAI”) that are a part of the Registration Statement on file with the SEC from time to time, the Advisor will conduct, or cause to be conducted, a continual program of investment, evaluation, sale, and reinvestment of each Fund’s assets. Subject to paragraph (c) below, the Advisor is authorized, in its sole discretion, to: (i) obtain and evaluate pertinent economic, financial, and other information affecting each Fund and its investment assets as such information relates to securities or other financial instruments that are purchased for or considered for purchase by the Funds; (ii) make investment decisions for the Funds; (iii) place purchase and sale orders for portfolio transactions on behalf of the Funds and manage otherwise uninvested cash assets of the Funds; (iv) arrange for the pricing of Fund securities; (v) execute account documentation, agreements, contracts and other documents as may be requested by FCMs, brokers, dealers, counterparties and other persons in connection with the Advisor’s management of the assets of the Funds (in such respect, and only for this limited purpose, the Advisor will act as the Funds’ agent and attorney-in-fact); (vi) employ professional portfolio managers and securities analysts who provide research and other services to the Funds; and (vii) make decisions with respect to the use by the Funds of borrowing for leverage or other investment purposes as consistent with the Fund’s exemptive relief, investment objective(s) and policies and applicable law, regulations and interpretations and exemptions from the foregoing. The Advisor will in general take such action as is appropriate to effectively manage each Fund’s investment practices.
The Advisor agrees to perform its duties hereunder in compliance with the Funds’ policies and procedures adopted pursuant to Rule 38a-1 of the 1940 Act, and the Advisor’s duties and obligations of Rule 206(4)-7 under the Advisers Act, including providing the Chief Compliance Officer of the Trust and/or the Trustees with such information, reports and certifications as they may reasonably request.
(c) Sub-advisers. Subject to the direction of the Trustees and the terms of this Contract, the Advisor may select and contract with Subadvisors to manage the investments and determine the composition of the assets of the Funds; provided, that any contract with a Subadvisor (a “Subadvisory Agreement”) shall be in compliance with and approved as required by the 1940 Act. Subject always to the direction and control of the Trustees, the Advisor will monitor compliance of each Subadvisor with the investment objectives and related investment policies, as set forth in the applicable Registration Statement of any Fund or Funds under the management of such Subadvisor, and review and report to the Trustees on the performance of such Subadvisor. In the event a Subadvisor is retained, the Advisor retains the authority to immediately assume responsibility for any functions delegated to a Subadvisor.
(d) Proxy Voting. The Advisor will have authority and responsibility to vote proxies for each Fund’s securities. The Advisor shall carry out such responsibility in accordance with any instructions that the Trustees shall provide from time to time, and at all times in a manner consistent with Rule 206(4)-6 under the Advisers Act and its fiduciary responsibilities to the Trust. The Advisor will vote proxies in the best interest of each Fund and may choose not to vote proxies where the cost of doing so, in the Advisor’s opinion, would exceed the expected benefits to the Fund. The Advisor shall provide periodic reports and keep records relating to proxy voting as the Trustees may reasonably request or as may be necessary for the Funds to comply with the 1940 Act and other applicable law. The Advisor’s authority to vote proxies for each Fund’s securities may be revoked or modified by the Trustees at any time. The Trust acknowledges and agrees that the Advisor may delegate its responsibility to vote proxies for a Fund to such Fund’s Subadvisor(s).
(e) In the conduct of its duties hereunder, including in its supervision of any Subadvisors and the investments of each of the Funds, the Advisor will be guided by each Fund’s investment objective and policies and the provisions and restrictions contained in the Agreement and Declaration of Trust (the “Declaration of Trust”) and By-Laws of the Trust, as may be amended from time to time, and as set forth in the Registration Statements and exhibits as may be on file with the SEC.
    3.    Information and Reports.
(a) The Advisor will keep the Trust informed of developments relating to its duties as investment adviser of which the Advisor has, or should have, knowledge that would materially affect the Funds. In this regard, the Advisor will provide the Trust and its officers with such periodic reports concerning the obligations the Advisor has assumed under this Agreement as the Trust may from time to time reasonably request.
(b) The Advisor will provide the Trust with any information reasonably requested regarding its management of the Funds required for any shareholder report, amended registration statement, or prospectus supplement to be filed by the Trust with the SEC. The Advisor will promptly inform the Trust if any information in a Fund’s Prospectus or SAI, as amended from time to time, to the Advisor’s knowledge is (or will become) inaccurate or incomplete.
    4.    Compensation.
(a) Each of the Funds shall pay to the Advisor, for all services rendered to each Fund by the Advisor hereunder, the fees set forth in Schedule A. Schedule A shall be amended from time to time to reflect the addition and/or termination of any Fund as a Fund hereunder and to reflect any change in the management fees payable with respect thereto. All fees payable hereunder shall be accrued daily and paid as soon as practicable after the last day of each calendar month. In case of commencement or termination of this Agreement with respect to any Fund during any calendar month, the fee with respect to such Fund for that month shall be reduced proportionately based upon the number of calendar days during which it is in effect, and the fee shall be computed upon the average daily net assets of such Fund for the days during which it is in effect.
(b) For the purpose of determining fees payable to the Advisor, the daily value of a Fund’s net assets will be computed at the times and in the manner specified in the Fund’s current Prospectus or SAI, and on days on which the net assets are not so determined, the net asset value computation to be used will be as determined on the immediately preceding day on which the net assets were determined.
(c) The Advisor may from time to time and for such periods as it deems appropriate voluntarily reduce its compensation (and, if appropriate, assume additional expenses of one or more of the Funds), including to the extent that any Fund’s expenses exceed such lower expense limitation as the Advisor may, by notice to the Fund, voluntarily declare to be effective.
    5.    Expenses.
The Trust shall pay the expenses of its operation, including but not limited to (i) charges and expenses for Trust accounting, pricing and appraisal services and related overhead, (ii) the charges and expenses of the Trust's auditors; (iii) the charges and expenses of any custodian, transfer agent, plan agent, dividend disbursing agent and registrar appointed by the Trust with respect to the Funds; (iv) brokers' and/or FCMs’ commissions, and issue and transfer taxes, chargeable to the Trust in connection with securities transactions to which the Trust is a party; (v) insurance premiums, interest charges, dues and fees for Trust membership in trade associations and all taxes and fees payable by the Trust to federal, state or other governmental agencies; (vi) fees and expenses involved in registering and maintaining registrations of the Trust and/or shares of the Trust with the SEC, and foreign countries, including the preparation of Prospectuses and Statements of Additional Information for filing with the SEC; (vii) all expenses of meetings of Trustees and of shareholders of the Trust and of preparing, printing and distributing prospectuses, notices, proxy statements and all reports to shareholders and to governmental agencies; (viii) charges, expenses of legal counsel to the Trust and expenses of legal counsel to the Independent Trustees; (ix) compensation of Trustees of the Trust; (x) interest on borrowed money, if any; (xi) expenses incurred in connection with any distribution plan adopted by the Trust in compliance with Rule 12b-1 under the 1940 Act, including distribution fees; (xii) Acquired Fund Fees and Expenses; (xiii) litigation expenses; (xiv) proxy-related expenses; (xv) tax reclaim recovery expenses; and (xvi) any expenses determined to be extraordinary expenses.
    6.    Term of Agreement; Termination of Agreement; Amendment of Agreement

(a) Term. This Contract shall begin for each Fund as of the date of execution of the applicable exhibit and shall continue in effect with respect to each Fund presently set forth on Schedule A (and any subsequent Funds added pursuant to Schedule A during the initial term of this Contract) for two years from the date of this Contract set forth above and thereafter for successive periods of one year, subject to the provisions for termination and all of the other terms and conditions hereof if: (a) such continuation shall be specifically approved at least annually by the vote of a majority of the Trustees of the Trust, including a majority of the Trustees who are not parties to this Contract or “interested persons” (as defined in the 1940 Act) of any such party, cast in person at a meeting called for that purpose; and (b) the Advisor shall not have notified a Fund in writing at least sixty (60) days prior to the anniversary date of this Contract in any year thereafter that it does not desire such continuation with respect to that Fund. If a Fund is added after the first approval by the Trustees as described above, this Contract will be effective as to that Fund upon execution of an updated Schedule A and will continue in effect until the next annual approval of this Contract by the Trustees and thereafter for successive periods of one year, subject to approval as described above.
(b) Termination. Notwithstanding any provision in this Contract, it may be terminated at any time with respect to any Fund, without the payment of any penalty, by the Trustees of the Trust or by a vote of the shareholders of that Fund on at least sixty (60) days’ written notice to the Advisor.
(c) Assignment. This Contract may not be assigned by the Advisor and shall automatically terminate in the event of any assignment (as defined in the 1940 Act and the rules thereunder). The Advisor may employ or contract with such other person, persons, corporation, or corporations at its own cost and expense as it shall determine in order to assist it in carrying out this Contract.
(d) Amendment. This Contract may be amended at any time by agreement of the parties provided that the amendment shall be approved both by the vote of a majority of the Trustees of the Trust including a majority of the Trustees who are not parties to this Contract or interested persons of any such party to this Contract (other than as Trustees of the Trust) cast in person at a meeting called for that purpose, and, where required by Section 15(a)(2) of the 1940 Act, on behalf of a Fund by a majority of the outstanding voting securities of such Fund as defined in Section 2(a)(42) of the 1940 Act.
    7.    Limitations of Liability.
(a) In the absence of willful misfeasance, bad faith, gross negligence, or reckless disregard of the obligations or duties under this Contract on the part of the Advisor, the Advisor shall not be liable to the Trust or to any of the Funds or to any shareholder for any act or omission in the course of or connected in any way with rendering services or for any losses that may be sustained in the purchase, holding, or sale of any security.
(b) The Advisor is hereby expressly put on notice of the limitation of liability as set forth in Article IX of the Declaration of Trust and agrees that the obligations pursuant to this Contract of a particular Fund and of the Trust with respect to that particular Fund be limited solely to the assets of that particular Fund, and the Advisor shall not seek satisfaction of any such obligation from any other Fund, the shareholders of any Fund, the Trustees, officers, employees or agents of the Trust, or any of them.
(c) The Trust and the Funds are hereby expressly put on notice of the limitation of liability as set forth in the Declaration of Trust of the Advisor and agree that the obligations assumed by the Advisor pursuant to this Contract shall be limited in any case to the Advisor and its assets and, except to the extent expressly permitted by the 1940 Act, the Trust and the Funds shall not seek satisfaction of any such obligation from the shareholders of the Advisor, the Trustees, officers, employees, or agents of the Advisor, or any of them.
(d) The parties hereto are expressly put on notice that a Certificate of Trust, referring to the Trust’s Agreement and Declaration of Trust (the “Certificate”), is on file with the Secretary of the State of Delaware. The Certificate was executed by a trustee of the Trust on behalf of the Trust as trustee, and not individually, and, as provided in the Trust’s Agreement and Declaration of Trust, the obligations of the Trust are not binding on the Trust’s trustees, officers or shareholders individually but are binding only upon the assets and property of the Trust, or the particular series in question, as the case may be. Further, the liabilities and obligations of any series of the Trust shall be enforceable only against the assets belonging to such series, and not against the assets of any other series.
    8.    Miscellaneous.
(a) The Advisor acknowledges that all sales literature for investment companies (such as the Trust) is subject to strict regulatory oversight. The Advisor agrees to submit any proposed sales literature for the Trust (or any Fund) or for itself or its affiliates which mentions the Trust (or any Fund) to the Trust’s distributor for review and filing with the appropriate regulatory authorities prior to the public release of any such sales literature, provided, however, that nothing herein shall be construed so as to create any obligation or duty on the part of the Advisor to produce sales literature for the Trust (or any Fund). The Trust agrees to cause its distributor to promptly review all such sales literature to ensure compliance with relevant requirements, to promptly advise the Advisor of any deficiencies contained in such sales literature, to promptly file complying sales literature with the relevant authorities, and to cause such sales literature to be distributed to prospective investors in the Trust.
(b) The Advisor agrees to maintain the security and confidentiality of nonpublic personal information (“NPI”) of Fund customers and consumers, as those terms are defined in Regulation S-P, 17 CFR Part 248. The Advisor agrees to use and redisclose such NPI for the limited purposes of processing and servicing transactions; for specific law enforcement and miscellaneous purposes; and to service providers or in connection with joint marketing arrangements directed by the Fund(s), in each instance in furtherance of fulfilling the Advisor’s obligations under this Contract and consistent with the exceptions provided in 17 CFR Sections 248.14, 248.15 and 248.13, respectively.
(c) The Advisor hereby agrees to grant a license to the Trust for use of its name in the names of the Funds for the term of this Agreement and such license shall terminate upon termination of this Agreement.
(d) This Contract shall be construed in accordance with and governed by the laws of the State of Ohio for contracts to be performed entirely therein without reference to choice of law principles thereof and in accordance with the applicable provisions of the 1940 Act.
(e) This Agreement may be executed in one or more counterparts, each of which will be deemed an original, and all of such counterparts together will constitute one and the same instrument. This Contract will become binding on the parties hereto upon their execution of the attached exhibits to this Contract.
(f) The Advisor shall keep the Trust’s books and records required to be maintained by it pursuant to paragraph 2(a) hereof. The Advisor agrees that all records which it maintains for the Trust are the property of the Trust and it shall surrender promptly to the Trust any of such records upon the Trust’s request. The Advisor further agrees to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act any such records as are required to be maintained by Rule 31a-1(f) under the 1940 Act. Nothing herein shall prevent the Advisor from maintaining its own records as required by law, which may be a duplication of the Trust’s records.
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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers thereunto duly authorized.
TOUCHSTONE ETF TRUST
By: /s/ Terrie A. Wiedenheft
Name: Terrie A. Wiedenheft
Title: Controller and Treasurer

TOUCHSTONE ADVISORS, INC.
By: /s/ E. Blake Moore, Jr.
Name: E. Blake Moore, Jr.
Title: President and CEO

By: /s/ Terrie A. Wiedenheft
Name: Terrie A. Wiedenheft
Title: Chief Financial Officer

Schedule A
Listing of Funds and Advisory Fee Rates

Name of Fund	Annual Basic Fee Rate
TOUCHSTONE DIVIDEND SELECT ETF	0.55% on the first $1 billion; and 0.50% on assets over $1 billion
TOUCHSTONE STRATEGIC INCOME OPPORTUNITIES ETF	0.55% on the first $250 million; 0.50% on the next $250 million; and 0.45% on assets over $500 million
TOUCHSTONE US LARGE CAP FOCUSED ETF	0.70% on the first $500 million; 0.65% on the next $300 million; 0.60% on the next $200 million; 0.50% on the next $1 billion; and 0.40% on assets over $2 billion
TOUCHSTONE ULTRA SHORT INCOME ETF	0.25% on all assets